Exhibit 3.1

STATE of DELAWARE

CERTIFICATE of INCORPORATION

A STOCK CORPORATION

FIRST: The name of this Corporation is Intertape Polymer US Inc.

SECOND: Its registered office in the State of Delaware is to be located at:

                                    2711  Centerville Road, Suite 400,

                                    in the City of Wilmington,

                                    County of  New Castle, Zip Code 19808

The registered agent in charge thereof is Corporation Service Company.

THIRD: The purpose of the corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

FOURTH: The total number of authorized shares of stock of this corporation is 3000, which are to be without par value.

FIFTH: The name and mailing address of the incorporator are as follows:

Name:	J. Gregory Humphries, Esq.
Mailing Address:	300 S. Orange Ave., Suite 1000 Orlando, FL Zip Code 32801

SIXTH: The names and mailing addresses of the persons who are to serve as directors until the firm annual meeting of stockholders or until their successors are elected and qualify:

Melbourne F. Yull 3647 Cortez Road West Bradenton, FL 34210	Michael L. Richards 1155 Rene-Levesque Blvd. West Montreal, Quebec H3B 3V2 Canada

Ben J. Davenport, Jr. 108 S. Main Street Chatham, VA 24531	L. Robbie Shaw 5685 Leeds Street Halifax, Nova Scotia B3J 2X1 Canada

Gordon R. Cunningham 99 Yorkville Avenue, Suite 300 Toronto, Ontario M5R 3K5 Canada	J. Spencer Lanthier 77 King Street West, Suite 4545 Toronto, Ontario M5K IK2

Thomas E. Costello 2914 Fairway View Drive Castle Rock, CO 80104

I, The Undersigned, for the purpose of forming a corporation under the laws of the State of Delaware, do make, file and record this Certificate, and do certify that the facts herein stated are true, and I have accordingly hereunto set my hand this 17th day of June, A.D. 2004.

By:	/s/ J. Gregory Humphries
(Incorporator)

NAME:	/s/ J Gregory Humphries
(Type or Print)